ASCENT MEDIA CORPORATION ANNOUNCES
TERMINATION OF TENDER OFFER

Englewood, CO — June 13, 2011 – Ascent Media Corporation (“Ascent”) (Nasdaq: ASCMA) announced today that its offer to purchase for cash (the “Tender Offer”) any and all of the outstanding Floating Rate Notes due 2027 (CUSIP No. 58962FBC3) (the “Meridian Notes”) issued by Meridian Funding Company, LLC, a Delaware limited liability company, expired at 5:00 p.m., New York City time, on June 10, 2011 (the “Expiration Date”), and was not extended.

The Tender Offer was subject to certain conditions, including receipt of valid tenders of at least a minimum principal amount of outstanding Meridian Notes as set forth in the Offer to Purchase dated May 13, 2011, which conditions had not been satisfied as of the Expiration Date.  As of the Expiration Date, $100,000,000 aggregate principal amount of Meridian Notes had been tendered and not withdrawn pursuant to the Tender Offer.  No Meridian Notes will be purchased in the Tender Offer, and all Meridian Notes tendered pursuant to the Tender Offer will be promptly returned to the tendering holders and no consideration will be paid.

Ascent continues to evaluate options with respect to refinancing the existing securitized indebtedness of its indirect wholly owned subsidiary, Monitronics Funding LP.

About Ascent Media Corporation

Ascent Media Corporation is a holding company and owns 100 percent of its operating subsidiaries, including Monitronics International, Inc., a Delaware corporation, one of the nation’s largest, fastest-growing home security alarm monitoring companies, headquartered in Dallas, TX, and certain former subsidiaries of Ascent Media Group, LLC.

Forward-Looking Statements

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements.  These forward looking statements speak only as of the date of this press release, and Ascent expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward looking statement contained herein to reflect any change in Ascent’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.  Please refer to the publicly filed documents of Ascent, including the most recent Forms 10-Q and 10-K and any subsequently filed Form 8-K for additional information about Ascent.

Contact:
Erica Bartsch
Sloane & Company
ebartsch@sloanepr.com
212-446-1875